Exhibit 99.1
News Release

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com
First Solar, Inc. Announces 2008 Third Quarter Financial Results
Tempe, AZ — October 29, 2008 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the third quarter ended September 27, 2008. Quarterly revenues were $348.7 million, up from $267.0 million in the second quarter of fiscal 2008 and up from $159.0 million in the third quarter of fiscal 2007.
Net income for the third quarter of fiscal 2008 was $99.3 million or $1.20 per share on a fully diluted basis, compared to net income of $69.7 million or $0.85 per share on a fully diluted basis for the second quarter of fiscal 2008. Net income for the third quarter of fiscal 2007 was $46.0 million or $0.58 per share on a fully diluted basis, which included a one-time income tax benefit of $7.5 million that resulted from the reversal of valuation allowances against previously established German deferred income tax assets.
First Solar will discuss these results and expected results for fiscal 2008 in a conference call scheduled for today at 1:30 p.m. PDT (4:30 p.m. EDT). Investors may access a live audio web cast of this conference call in the Investors section of the company’s website at http://www.firstsolar.com. An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until October 31, 2008 at 8:59 p.m. PDT (11:59 p.m. EDT) and can be accessed by dialing 888-266-2081 or 703-925-2533 and entering access ID number 1288925.
About First Solar, Inc.
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced thin film semiconductor technology and provides comprehensive photovoltaic (PV) solutions that significantly reduce solar electricity costs. By enabling clean, renewable electricity at competitive prices, First Solar provides an economic and environmentally responsible alternative to existing peaking fossil-fuel electric generation. First Solar PV power plants operate with no water, air emissions or waste stream. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry’s first comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment.
For First Solar Investors:
This press release contains forward-looking statements based on current information and expectations and are subject to uncertainties and changes in circumstances and do not constitute guarantees of future performance. The statements involve a number of factors that could cause actual results to differ materially from those statements, including the risks as described in the company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Net sales	$348,694	$159,007	$812,650	$303,179
Cost of sales	153,251	76,967	368,183	162,726

Gross profit	195,443	82,040	444,467	140,453

Operating expenses:
Research and development	9,952	3,854	22,437	10,675
Selling, general and administrative	48,995	27,082	121,292	58,057
Production start-up	6,344	2,805	23,727	12,802

Total operating expenses	65,291	33,741	167,456	81,534

Operating income	130,152	48,299	277,011	58,919
Foreign currency gain (loss)	(1,889)	965	(468)	716
Interest income	5,323	5,298	16,931	13,199
Interest expense, net	(127)	(647)	(131)	(2,131)
Other income (expense), net	(360)	(266)	(1,179)	(881)

Income before income taxes	133,099	53,649	292,164	69,822
Income tax benefit (expense)	(33,830)	(7,615)	(76,605)	25,658

Net income	$99,269	$46,034	$215,559	$95,480

Net income per share:
Basic	$1.23	$0.61	$2.70	$1.30

Diluted	$1.20	$0.58	$2.63	$1.24

Weighted-average number of shares used in per share calculations:
Basic	80,430	75,666	79,789	73,537

Diluted	82,436	79,088	82,016	76,856

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$581,779	$404,264
Marketable securities — current	133,371	232,686
Accounts receivable, net	41,474	18,165
Inventories	126,469	40,204
Deferred project costs	9,079	2,643
Economic development funding receivable	897	35,877
Deferred tax asset, net — current	3,716	3,890
Prepaid expenses and other current assets	65,591	64,780

Total current assets	962,376	802,509
Property, plant and equipment, net	750,477	430,104
Deferred tax asset, net — noncurrent	54,852	51,811
Marketable securities — noncurrent	14,272	32,713
Restricted investments	29,924	14,695
Goodwill	33,829	33,449
Other assets — noncurrent	14,120	6,031

Total assets	$1,859,850	$1,371,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,691	$26,441
Income tax payable	70,726	24,487
Accrued expenses	146,913	81,438
Short-term debt	—	24,473
Current portion of long-term debt	26,691	14,836
Other current liabilities	16,610	14,803

Total current liabilities	297,631	186,478
Accrued collection and recycling liabilities	28,083	13,079
Long-term debt	140,808	68,856
Other liabilities — noncurrent	8,158	5,632

Total liabilities	474,680	274,045
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 81,086,151 and 78,575,211 shares issued and outstanding at September 27, 2008 and December 29, 2007, respectively	81	79
Additional paid-in capital	1,144,678	1,079,775
Accumulated earnings	228,454	12,895
Accumulated other comprehensive income	11,957	4,518

Total stockholders’ equity	1,385,170	1,097,267

Total liabilities and stockholders’ equity	$1,859,850	$1,371,312